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                                    EXHIBIT I

                            BREAKWATER RESOURCES LTD.

                   ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
                            REPORT OF VOTING RESULTS

Pursuant to Section 11.3 of National Instrument 51-102, the following briefly describes the matters voted upon and the outcome of the votes at the annual and special meeting of the shareholders of Breakwater Resources Ltd. (the "Corporation") held on June 8, 2006 in Toronto, Ontario:

ITEM 1:  ELECTION OF DIRECTORS

The following seven nominees set forth in the Corporation's management information circular dated May 8, 2006 (the "Circular") were elected as directors of the Corporation by a majority vote on a show of hands:

         Garth A.C. MacRae
         Ned Goodman
         George E. Pirie
         Jonathan C. Goodman
         Donald K. Charter
         Grant A. Edey
         A. Murray Sinclair, Jr.

ITEM 2:  APPOINTMENT OF AUDITORS

PricewaterhouseCoopers LLP was appointed as the auditors of the Corporation and the directors of the Corporation were authorized to fix the remuneration of the auditors by a majority vote on a show of hands.

ITEM 3:  AMENDMENT TO SHARE INCENTIVE PLAN

The resolution amending the Corporation's share incentive plan as set out in the Circular was passed by a majority vote cast by ballot. The shareholders of the Corporation present in person or represented by proxy at the meeting voted as follows:

                                  NUMBER OF VOTES          PERCENTAGE

         VOTES IN FAVOUR            132,777,892              56.95%
         VOTES AGAINST              100,363,483              43.05%
         TOTAL                      233,141,375               100%





ITEM 4:  REDUCTION OF STATED CAPITAL

The special resolution relating to reduction of the Corporation's stated capital as set out in the Circular was voted on a show of hands by the shareholders of the Corporation present in person or represented by proxy at the meeting as follows:

                                  NUMBER OF VOTES          PERCENTAGE

         VOTES IN FAVOUR            233,053,008              99.61%
         VOTES AGAINST                  913,494               0.39%
         TOTAL                      233,966,502                100%

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ITEM 5:  AMENDMENT TO THE ARTICLES

The special resolution amending the Articles of the Corporation as set out in the Circular was voted on a show of hands by the shareholders of the Corporation present in person or represented by proxy at the meeting as follows:

                                  NUMBER OF VOTES          PERCENTAGE

         VOTES IN FAVOUR            233,865,057              96.96%
         VOTES AGAINST                7,101,445               3.04%
         TOTAL                      233,966,502                100%


Date: June 8, 2006


BREAKWATER RESOURCES LTD.


Per:     "/s/ PRIYA PATIL"
         Priya Patil
         Corporate Counsel & Secretary